EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
BELLSOUTH CORPORATION

	For the year ended December 31,

	2003	2004	2005

Earnings Per Share – Basic:
Income From Continuing Operations Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$3,488	$3,394	$2,913
Discontinued Operations, net of tax	101	1,364	381
Cumulative Effect of Changes in Accounting Principle, net of tax	315	–	–

Net Income	$3,904	$4,758	$3,294

Weighted Average Shares Outstanding	1,848	1,832	1,823
Earnings Per Common Share Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$1.89	$1.85	$1.60
Discontinued Operations, net of tax	0.05	0.74	0.21
Cumulative Effect of Changes in Accounting Principle, net of tax	0.17	–	–

Earnings Per Share*	$2.11	$2.60	$1.81

Earnings Per Share – Diluted:
Income From Continuing Operations Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$3,488	$3,394	$2,913
Discontinued Operations, net of tax	101	1,364	381
Cumulative Effect of Changes in Accounting Principle, net of tax	315	–	–

Net Income	$3,904	$4,758	$3,294

Weighted Average Shares Outstanding	1,848	1,832	1,823
Incremental shares from assumed exercise of stock options, vesting of restricted stock awards, and payment of performance share awards	4	4	6

Diluted Shares Outstanding	1,852	1,836	1,829

Earnings Per Common Share Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$1.88	$1.85	$1.59
Discontinued Operations, net of tax	0.05	0.74	0.21
Cumulative Effect of Changes in Accounting Principle, net of tax	0.17	–	–

Earnings Per Share *	$2.11	$2.59	$1.80

*	Earnings per share may not sum due to rounding